CONSENT OF PETER FOLK

 Professional Engineer

I consent to the reference of myself and to the use of my Technical Reports entitled “Report on the Jinniushan Gold Project Yuanling County, Hunan Province People’s Republic of China”, dated December 28, 2006 and “Report on the Xiaoshan Gold and Silver Project, Shanxian County, Henan Province, People’s Republic of China, dated October 1, 2007 (the “Reports”) for Minco Mining & Metals Corporation prepared in compliance with National Instrument 43-101 and Form 43-101F1, in the Annual Registration Statement (Form 20-F) of Minco Gold Corporation (the “Company”).

I have read the Annual Registration Statement (Form 20-F), the National Instrument 43-101 (the "Instrument"), the Companion Policy 43-101CP, and Form 43-101F1 (the "Form 43-101F1"), and confirm that:

(a)

I have no reason to believe that there are any misrepresentations in the information contained in the Annual Registration Statement (Form 20-F) derived from “The Reports” or that is within my knowledge as a result of the investigations and enquiries made by me in connection with the preparation of the Report;

(b)

the Report complies with the requirements of the Instrument and Form 43-101F1.

Further, I hereby confirm my consent to the Company's use of the Annual Registration Statement (Form 20-F) for its regulatory filing purposes and its disclosure to the public.

Peter Folk, P.Eng

Mayne Island, British Columbia, Canada

May 12, 2010